Exhibit 11.1
Compliance Rules
Date of Enactment: May 1, 2003
Date of the Latest Revision: June 6, 2009
Chapter I : General Provisions
Article 1 (Purpose)
These Compliance Rules (these “Rules”) set forth the basic principles, structure and operation of a compliance system that, through continuous review and improvement, is designed to promote the proper conduct of our business in accordance with applicable laws and regulations.
Article 2 (Scope of Application)
These Rules shall apply to Nidec Corporation (the “Company”). However, based on necessity, these Rules may be applied mutatis mutandis to a subsidiary or other affiliated company of the Company.
Article 3 (Definition of Compliance)
As used herein, “Compliance” refers to a comprehensive management system that is designed to establish corporate integrity, earn the respect of the communities in which we do business and raise ethical awareness among our directors, members of the Board of Corporate Auditors (“auditor members”), executive officers and other employees by promoting the observance of laws, regulations, company rules and ethical conduct and holding such persons accountable for their adherence to these Compliance Rules.
Chapter II: Structure
Article 4 (The Board of Directors)
The Board of Directors shall decide basic matters relating to Compliance and these decisions shall be reported to the Board of Corporate Auditors.
Article 4A (The Board of Corporate Auditors)
4A.1 The Board of Corporate Auditors shall have such duties as are described in Chapter 10 of the Company Policy Manual.
4A.2 In addition, the Board of Corporate Auditors, together with the Board of Directors, shall be responsible for the review and approval of Related Party Transactions in accordance with Article 10A below.
Article 5 (The Compliance Committee)
5.1 A Compliance Committee (the “Committee”) shall be established with the director in charge of Compliance as a chairman. The Committee shall establish a basic Compliance policy and monitor the operation of such Compliance.
5.2 Members of the Committee shall be selected from among the members of the managing directors meeting.
5.3 The Committee shall prepare minutes of its meeting and provide the same to the Board of Corporate Auditors not later than seven days following any meeting of the Committee.
Article 6 (The Compliance Office)

The Committee shall have a Compliance Office (the “Office”) that shall serve as secretariat. The Office shall be responsible for vigorously enforcing Compliance by planning and proposing policies concerning Compliance, and providing each business division with guidance and support.
Article 7 (Compliance Officer)
7.1	Each business unit general manager, division general manager or other person separately appointed by the Committee (each, a “Compliance Officer”) shall be accountable to the Committee concerning Compliance matters within his or her area of jurisdiction.

7.2	The Compliance Officer shall use its best efforts to take appropriate actions by accepting support from the Office as necessary.
Article 8 (Special Rules Regarding Public Relations)
If the Office decided that a particular Compliance matter affects public relations, it shall report the matter as soon as possible to the manager of the Public Relations & Advertisement Division and the manager of the Investor Relations Division.
Chapter III: Code of Ethics
Article 9 (Code of Ethics)
9.1	Each of the directors, auditor members, executive officers and other employees of the Company must make an effort to:
a)	Promote honest and ethical conduct, including the ethical handling of conflicts of interest,

b)	Promote full, fair, accurate, timely and understandable disclosure,

c)	Promote compliance with applicable laws and governmental rules and regulations, and

d)	Deter wrongdoing.
9.2	Each of the directors, auditor members, executive officers and other employees of the Company owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

9.3	Each of the directors, auditor members, executive officers and other employees of the Company must:
a)	Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company’s policies,

b)	Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies, and

c)	Adhere to a high standard of business ethics.
Article 10 (Conflicts of Interest and Corporate Opportunities)
10.1	Each of the directors, auditor members, executive officers and other employees of the Company shall refrain from conduct that conflicts with the interests of the Company and shall subordinate their personal interests to those of the Company. A “conflict of interest” can arise when any of the directors, auditor members, executive officers and other employees of the Company takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Before taking any action that might conflict with or compete against the interests of the Company, directors must obtain prior approval from the Board of Directors in accordance with Section 1 of Article 356 and Article 365 of the Company’s Act of Japan.

10.2	Some clear conflict of interest situations that should always be approved by the Board of Directors, if material to either the Company or to the individual, include the following:

a)	Any significant direct or indirect ownership or other financial interest in any supplier or customer;

b)	Any consulting or employment relationship with any customer, supplier or competitor;

c)	Any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Company;

d)	The receipt of non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

e)	Being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member;

f)	Selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell;

g)	Any Transaction covered by Article 10.3 below; and

h)	Related Party Transactions as further described in Article 10A below.
10.3	a) Subject to the exceptions provided in Section 402 of the Sarbanes-Oxley Act of 2002 (“SOX Act”), the Company is not permitted to, directly or indirectly, including through any subsidiary, (i) extend or maintain credit, (ii) arrange for the extension of credit by any person or entity, whether or not affiliated with the Company or any of its subsidiaries (for example, a bank with which the Company has a business relationship), or (iii) renew an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company (or to a “Related Party” of any such person as defined in Article 10A.7 below). Any exceptions to this provision shall be reviewed and approved in the same manner as specified for Related Party Transactions in Article 10A.2 below.

b) In furtherance of the Company’s compliance with Section 402 of the SOX Act, the Company shall cause each subsidiary of the Company to adopt a policy to ensure that such subsidiary does not engage in the type of transaction prohibited by Section 402 of the SOX Act with any director or executive officer (or equivalent thereof) of the Company. The Office shall prepare a list of the Company’s directors and executive officers annually and send such list to each subsidiary. Any changes to the Company’s directors and executive officers during a year shall be communicated to the Company and each subsidiary as soon as practicable.

10.4	Anything that would present a conflict for any of the directors, auditor members, executive officers or other employees of the Company would likely also present a conflict if related to a member of his or her family.

10.5	When the directors, auditor members, executive officers and other employees of the Company are uncertain as to whether their or others’ conduct might conflict with the Company’s interests, they shall consult with and/or report to the Office.
Article 10A (Related Party Transactions)
10A.1	A “Related Party Transaction” means a transaction or arrangement or series of transactions or arrangements (other than those specifically prohibited by Article 10.3) in which the Company participates (whether or not the Company is a party) and a Related Party has a direct or indirect material interest in such transaction, including purchase and sale transactions, as well as loans or extensions of credit, whether made by the Company or by a third party if arranged by the Company. For the avoidance of doubt, the term “Related Party Transactions” (A) shall not include: (i) transactions between the Company and any of its subsidiaries or (ii) transactions between subsidiaries of the Company, but (B) shall include a transaction between a Related Party and a subsidiary of the Company.

10A.2	All Related Party Transactions, including all material terms and conditions, shall be reviewed and approved by (i) a majority of the members of the Board of Directors, (ii) a majority of auditor members who have never been a director, executive officer or employee of the Company (“Outside Auditors”) and (iii) in-house counsel or the head of the legal department of the Company, in advance of the

Company entering into such a transaction. The procedures for approval by the Board of Directors shall be governed by the provisions of Article 10B. The advice of outside counsel qualified to practice U.S. law (and/or the law of any other relevant jurisdiction) concerning (i) the legality of the Related Party Transaction and (ii) any related required disclosures, should be obtained prior to the consideration of such transaction by the Board of Directors and Board of Corporate Auditors; provided, however, that with the approval of the Outside Auditors such approval and advice may be obtained comprehensively with respect to continuous regular transactions, with the effective term of such approval and advice being not longer than one year.

10A.3	The commercial terms of all Related Party Transactions (terms and conditions that are subject to the comprehensive approval in case of the proviso of the preceding paragraph) shall be determined by negotiations with the other party (the Related Party) at arm’s-length by persons designated by the Board of Corporate Auditors for such purpose.

10A.4	The Company’s Outside Auditors shall be provided with a detailed report of all Related Party Transactions no later than thirty days prior to the deadline for the filing of the Company’s quarterly report with the Financial Supervisory Agency of Japan (or if entered into less than thirty days before such deadline, such notice shall be provided to the Outside Auditors promptly).

10A.5	The Company’s Accounting and Finance Department staffs (i) shall receive additional training with respect to, and (ii) shall adopt procedures to clearly document consideration and resolution of issues under, relevant accounting principles applicable to Related Party Transactions, including transactions with variable interest entities, under Generally Accepted Accounting Principles and related accounting guidance, including FASB Interpretation No. 46R (Consolidation of Variable Interest Entities).

10A.6	“Related Parties” include:
(i) all directors and executive officers of the Company; (ii) the immediate family members of directors and executive officers of the Company and persons living in the households of directors and executive officers of the Company (other than tenants or employees). For purposes of this definition, “immediate family members” shall mean any child, stepchild, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a director, director nominee, or executive officer, and any person (other than a tenant or employee) sharing the household of such director, director nominee, or executive officer; (iii) any person or entity known to the Company to be holding more than 10% of the Company’s voting shares (“10% Beneficial Owners”), and the immediate family members of such 10% Beneficial Owners or persons living in the household of such 10% Beneficial Owners (other then tenants or employees); and (iv) any entity that is controlled, directly or indirectly, by any person identified in clauses (i) — (iii) above, or in which any such person has a material ownership or other financial interest.
10A.7	Each director and executive officer of the Company and any 10% Beneficial Owner who intends to, directly or indirectly through an immediate family member or an entity that is controlled, directly or indirectly, by that person, or in which that person has a material ownership or other financial interest, enter into a Related Party Transaction shall, prior engaging in any such transaction, disclose such intention and all of the material facts with respect to such transaction to the head of the Company’s legal department. The legal department shall oversee the commencement of the review procedures of any Related Party Transaction in accordance with Article 10A.2 and Article 10B. If the director, executive officer or 10% Beneficial Owner has not commenced the disclosure and review procedures in accordance with this Article 10A, then the Company (or the subsidiary participating in the Related Party Transaction) shall commence the review procedures.

10A.8	In furtherance of the Company’s compliance with this Article 10A, the Company shall cause each subsidiary of the Company to adopt a policy to ensure that such subsidiary does not knowingly engage in a Related Party Transaction without first disclosing such transaction and all of the material facts with respect to such transaction to the head of the Company’s legal department. The Office shall prepare a list of the Company’s directors, executive officers and 10% Beneficial Owners annually and send such list to each subsidiary. Any changes to the Company’s directors , executive officers or 10% Beneficial Owners during a year shall be communicated to the Company and each subsidiary as soon as practicable.

10A.9	Articles 10 and 10A shall be applied together when determining whether a conflict of interest or a Related Party Transaction must be approved.
Article 10B (Procedures of the Board of Directors Meeting and to Enhance Oversight by the Board of Corporate Auditors)
10B.1	Appropriate prior notices shall be sent to all directors and auditor members with respect to all General Meetings of the Board of Directors and Extraordinary Meetings of the Board of Directors. If any Related Party Transaction is included in the business of any Board of Directors Meeting, written proposals that explain such Related Party Transaction requiring approvals shall be sent to all directors and auditor members in advance of such meeting.

10B.2	With respect to the Board of Directors meeting (including video or audio conferences) the business of which includes any Related Party Transaction, at least one Outside Auditor must ordinarily be present thereat.

10.B.3	In case no Outside Auditor was present at the Board of Directors Meeting, the business of which includes any Related Party Transaction, all matters concerning the Related Party Transaction resolved at the said Board of Directors Meeting shall be notified to all directors and auditor members at least one business day prior to the implementation thereof.

10.B.4	Whether or not any Related Party Transaction is included in the business thereof, in case none of the Outside Auditors was able to attend the Board of Directors Meeting, the draft of the minutes of the said Board of Directors Meeting shall be sent to all directors and auditor members within 5 business days from the date on which the Board of Directors Meeting was held.
Article 11 (Disclosure Controls and Procedures)
11.1	Each of the directors, auditor members, executive officers and other employees of the Company is required to be familiar with and comply with the Company’s Disclosure Controls and Procedures applicable to him or to her, so that the Company’s subject reports and documents filed with the Securities and Exchange Commission (the “SEC”) comply in all material respects with the applicable federal securities laws and SEC rules.

11.2	Each of the directors, auditor members, executive officers and other employees of the Company having direct or supervisory authority regarding these SEC filings or the Company’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

11.3	Each of the directors, auditor members, executive officers and other employees of the Company must:
a)	Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company,

b)	Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations.

c)	Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).
11.4	Considering the Company’s dual listings and reporting obligations in Japan and the United States, the Company shall consult with outside counsel qualified to practice U.S. securities laws and obtain such outside counsel’s review in advance with respect to the disclosure and substantive implications under the U.S. securities laws of (a) any Related Party Transaction, (b) any disclosure required to be furnished under Form 6-K or included in a Form 20-F and (c) any other disclosure or transaction identified by outside U.S. securities law counsel in connection with the annual training referenced in Article 19.2 below.

11.5	Any question to or review or advice by such qualified outside counsel shall be recorded in writing either from such qualified outside counsel or from the Company to such qualified outside counsel. Such documents (which may be an e-mail) shall be retained as a Company record.
Article 12 (Confidentiality)
Each of the directors, auditor members, executive officers and other employees of the Company shall maintain the confidentiality of undisclosed material information concerning to the Company, affiliated companies, customers, joint venture partners and other such parties that, if disclosed, would harm the Company or such other entities.
Article 13 (Prohibition of Unfair Transactions)
13.1	The Company does not seek competitive advantage through unlawful or unethical business practices.

13.2	Each of the directors, auditor members, executive officers and other employees of the Company shall endeavor to deal fairly with customers, competitors and other parties with whom they deal during the course of business, and shall refrain from engaging in unfair transactions or acts, such as price or market manipulation, concealing facts, taking advantage of information that they become aware of based on their position, miscommunication of material information and similar such acts.
Article 14 (Protection and Proper Use of the Company’s Assets)
Each of the directors, auditor members, executive officers and other employees of the Company should protect the Company’s assets and ensure their efficient use. All Company’s assets should be used only for legitimate business purposes.
Article 15 (Compliance with Laws)
15.1	Each of the directors, auditor members and employees of the Company must observe all laws and regulations applicable to the Company’s business.

15.2	Each of the directors, auditor members, executive officers and other employees of the Company must exercise sufficient care with respect to investments in securities so that they do not violate any applicable insider-trading laws and so that they comply with applicable securities laws (e.g., Financial Instruments Exchange Act; U.S. Securities Exchange Act) and regulations and Company rules. Each of the directors, auditor members, executive officers and other employees of the Company must consult with and/or report to the Office if they do not understand applicable laws or regulations or if they have any doubts regarding their application.
Article 16 (Responsibility to Report Noncompliance)
If any director, auditor members, executive officers or other employee of the Company violates any

Compliance rules, is asked or compelled to violate any Compliance rules or becomes aware of a violation of Compliance rules by a third party, they must report such violation to the Office. In such case, the Company shall do everything possible to maintain the confidentiality of the report, the name of the person making the report and related matters. Also, the Company shall not retaliate against or cause disadvantage to a reporting person.
Article 17 (Waivers of this Code of Ethics)
17.1	From time to time, the Company may waive some provisions of this Code of Ethics. The directors, auditor members, executive officers and other employees of the Company who believe that a waiver may be called for should contact the Office. A waiver involving a director or exeutive officer shall be approved in the same manner as a “Related Party Transaction.”

17.2	Any changes to or waiver of this Code of Ethics for directors or executive officers of the Company will, to the extent required, be promptly disclosed as provided by rules and regulations of the SEC and the Financial Services Agency of Japan.
Chapter IV: Policy and Planning
Article 18 (Compliance Enforcement)
18.1 The Committee shall at the start of the fiscal year prepare and submit a basic plan concerning Compliance to the Board of Corporate Auditors for review and to the Board of Directors for their approval.
18.2 Any noncompliance regarding Related Party Transactions or U.S. securities laws or otherwise involving directors or executive officers shall be brought to the attention of the Board of Corporate Auditors, which must approve the Company’s response to such noncompliance.
18.3 For purposes of this policy, the term “executive officer” shall include, without limitation, the Company’s principal executive officer, principal financial officer, and principal accounting officer or controller (or persons performing similar functions).
Article 19 (Compliance Training)
19.1	The Personnel Division shall consider, and consult with the Board of Corporate Auditors with respect to, ways to improve Compliance awareness when it designs training programs for the directors, auditor members, executive officers and other employees of the Company.

19.2	Directors, executive officers, auditor members, and heads of the Accounting, Finance and Legal Divisions shall participate in training to be conducted by experts in U.S. securities law to be selected by the Board of Corporate Auditors, about the main principles of and disclosures required by the rules and regulations of the U.S. Securities and Exchange Commission (including the SOX Act). Such training shall be held on annual basis, promptly after the General Meeting of Shareholders. Such training shall communicate, among other things, the Company’s requirement that outside U.S. securities law counsel shall review all proposed Japanese and English language disclosures regarding Related Party Transactions, those of the nature described in General Instruction B to SEC Form 6-K and those of the nature required to be included on Form 20-F prior to such disclosures being made.
Chapter V: Follow up
Article 20 (Compliance Audit)
The Internal Audit & Management Advisory Division shall provide appropriate instruction and supervision as it deems necessary.

Article 21 (Revision)
Any revision of these Rules shall be made by resolution of the Board of Directors, after consultation with the Board of Corporate Auditors.